SCHEDULE 14C INFORMATION

     Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

Check the appropriate box:

[X] Preliminary Information Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14c-5(d)(2))

[ ] Definitive Information Statement

    ----------------------------------------------------------------------------
                           Biogan International, Inc.
    ----------------------------------------------------------------------------

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1)Title of each class of securities to which transaction applies: Not Applicable

2)Aggregate  number of securities to which transaction  applies:  Not Applicable

3)Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): Not Applicable

4)Proposed maximum aggregate value of transaction: Not Applicable

5)Total  fee paid:  Not  Applicable

[ ] Fee paid previously with preliminary materials. Not Applicable

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)Amount Previously Paid: Not Applicable

2)Form, Schedule or Registration Statement No.: Not Applicable

3)Filing Party: Not Applicable

4)Date Filed: Not Applicable




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


                              INFORMATION STATEMENT

Concerning the Distribution of 4,266,797 shares of R-Tec Holding, Inc., common stock to shareholders who owned Biogan International, Inc. common stock on September 15,1999

                          By Biogan International, Inc.

This Information Statement is being furnished by Biogan International, Inc. (the "Company") in connection with the distribution of a special stock dividend of one share of R-Tec Holding, Inc. common stock for each twenty shares of Biogan common stock (with fractional shares being "rounded-up), held as of the close of regular trading on September 15, 1999 (the "Record Date"). The special stock dividend was distributed to and is being held in escrow by American Securities Transfer and Trust, Inc, the transfer agent until such time as the Form 10SB registration of R-Tec Holding, Inc. common stock with the Securities and Exchange Commission is effective, or until June 30, 2000, whichever is earlier. Management of R-Tec filed Form 10SB with the SEC on April 25, 2000, and the effective date is normally 60 days after filing. The receipt of the stock dividend should not result in any taxable gain or loss to stockholders for federal income tax purposes.

We Are Not Asking You for a Proxy and You are Requested Not To Send Us a Proxy. No Vote is to be Made on any Matter.

There is not going to be a shareholders meeting and no matter is to be voted upon. This Information Statement is to report to you actions taken by the board of directors and to inform you of current developments.

R-Tec Holding, Inc. (the "Company")

On August 18, 1999, the Board of Directors of Biogan International, Inc. organized R-Tec Holding, Inc., an Idaho corporation, (the "Company") as a wholly owned subsidiary, and transferred Biogan's 50% stock ownership of IntorCorp, Inc. in exchange for 4,266,797 shares of Common Stock of the Company.

On September 27, 1999, Biogan distributed as a stock dividend its 4,266,797 shares of the Company stock (all of its shares), proportionately to Biogan's shareholders of record one share of Company for each 20 shares of Biogan stock outstanding. As a result of the special stock dividend the Company became independent of Biogan, the shareholders retained the same proportionate interest in the IntorCorp Motor, and enabled IntorCorp to develop the IntorCorp Motor independently of Biogan.



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


On November 3, 1999, the Company issued 4,266,797 shares of Common Stock (50% ownership) in a private placement transaction, to Gary A. Clayton and Douglas G. Hastings the two shareholder-owners of R-Tec Corporation, an engineering company located in Meridian, Idaho, in exchange for 80% of the outstanding stock of R-Tec Corporation. In addition, the Company contributed its stock of IntorCorp, Inc. to R-Tec Corporation. On November 4, 1999, R-Tec Corporation redeemed the remaining 20% of R-Tec Corporation stock from the two shareholder-owners for the price of $100,000 paid with an interest bearing promissory note payable from available earnings commencing in January of 2001. The net effect of the transactions is that:

     a Shareholders of the Company descended from Biogan own 50% of the Company and the two shareholder-owners of R-Tec Corporation own 50%.

     b. The Board of directors of the Company has five members, and for a period of 5 years, the two shareholder-owners from R-Tec Corporation will have the right (by virtue of a shareholder agreement with certain shareholders of the Company) to elect 3 members of the board.

     c. With the R-Tec Corporation redemption of the 20% outstanding stock from the shareholder-owners the Company owns 100% of R-Tec Corporation.

     d. R-Tec Corporation owns 50% of the stock of IntorCorp, Inc. (owner of the intellectual technology for the IntorCorp Motor), which will enable the development of the Motor under the direction and management of R-Tec Corporation.

The financial statements for the Company have been prepared according to "reverse purchase" accounting by which R-Tec Corporation, the dominant business entity, is considered the purchaser of R-Tec Holding, Inc. For a more complete discussion of the accounting refer to the last paragraph on page 6 of the Consolidated Financial Statements of R-Tec Holding, Inc. and R- Tec Corporation December 1998 and 1999 included in Part F/S of this Form 10SB.

R-Tec Corporation management is familiar with the IntorCorp Motor by virtue of engineering work performed on the Motor in 1997 when Biogan International had a consulting engineering agreement with R-Tec Corporation to perform engineering and development work on the Motor. R-Tec was paid at that time with cash and Biogan International common stock for the consulting services. The consulting services were discontinued approximately mid 1998 for lack of funds to continue the project.

The Company is the holding company of and will be consolidated with R-Tec Corporation for tax and reporting purposes. The Company at the present time has no other business interests.

R-Tec Corporation, a subsidiary of the Company.

R-Tec Corporation was initially organized in 1995 as a small individually operated company in a modified garage for the purpose of developing and fabricating High-Tech custom manufacturing equipment, primarily for a single customer. Most of the contracts during the first 18 months were for the duplication of High-Tech manufacturing tools going overseas for Hewlett Packard. Presently R-Tec Corporation, under contracts with various customers, develops, engineers and


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



fabricates High-Tech custom manufacturing equipment and parts to be incorporated into customer owned and operated manufacturing equipment and manufactured products. R-Tec Corporation expertise includes engineering, development of controls, machine design and tooling, consulting services, prototype development, tooling and manufacturing. Typical production includes: mechanical fixtures; "mech-op stations" (devices for testing mechanical operations and performance of equipment); "servo-writers" and "transfer stations"(devices that write code instructions for reading disc drives in manufacturing stations); "sub-assemblies" (an assembly of electrical components as a unit to be integrated with other units to complete a device or product); "automatic robot work stations" (a machine that automatically constructs part of a manufactured product); and electronic testing devices. Essentially all of the products and services incorporate one or more complete disciplines of mechanical, electrical, software, machine visions (a vision camera that digitizes information for testing purposes) and controls.

Developed technology currently includes CAD-based software (computer aided design software), electro-mechanical devices, tool design, PC Board Layout (printed circuit board layout technology from concept to manufactured product), International CE-Marked products (a quality designation in China similar to "UL" marked products in the US) Machine Vision, Specialty Tooling, Engineering Design, Motion Control, Robotics, Software Development, PLC Programming (programmable logic controller which is a low level computer for controlling functions).

All of the revenues in 1999 were from custom engineering contracts with customers. However, Management is currently exploring the manufacture of standard products for generic application and has revenues of $1,982 as of August 31, 2000.

Significant clients of R-Tec Corporation include Iomega Corporation, Hewlett Packard, Pro- Precision Machining, Steelhead Metals, SCP Global Technologies, System Integration (Division of Micron), Intel, TECHNIT Interconnection Products, 3Com Corporation, Preco, Inc., Motorola, Micron Communications, Inc., Ford Microelectronics, Inc. and Anadigics.

Beginning approximately two and one-half years ago distribution of products and services has primarily been made through Browand, LaMeire & Associates (B.L.& A.) A Manufacturer's Representative firm who has sales representative agents in the US, Europe and Asia. Currently B.L.&A. Has four representative firms in the U.S. with twelve sales persons. Management is currently entering into the European and Asian markets through B.L.&A. who has three European agents for Germany, France and England, and five Asian agents for Singapore, Malaysia, Taiwan and Japan.

R-Tec Corporation presently employs 10 full time employees and 5 part time employees.

Certain functions of some projects are, when needed, contracted to R-Tec Machine Tools, Inc., an Idaho corporation, in which Doug Hastings and Gary Clayton own a combined 50% interest. R-Tec Machine Tools, Inc conducts business as a machine shop in the same building as R-Tec Corporation (See "Certain Relationships and Related Transactions "). However, some machine work is also contracted with other machine shops depending on time of delivery constraints. R- Tec Machine Tools, Inc. exclusively machines raw metal into custom parts on contract with its customers, one of which is R-Tec Corporation. In comparison, R-Tec Corporation makes


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


manufacturing equipment, which sometimes needs machined metal parts which R-Tec Machine Tools (or some other machine shop) will make. The two companies do not compete for the same type of work, nor do they combine or share resources. There is no common personnel, equipment, nor management. Building expenses are allocated to the two occupants based on square footage occupied.

The custom-parts manufacturing industry is vast with many major competitors who are larger and financially stronger than R-Tec Corporation, such as Wright Industries, Technistar, and Acufab. Major companies such as Motorola and Micron frequently have their own internal tooling development groups to develop their own equipment requirements and who on occasion will "out source" their over-load demands to companies like R-Tec Corporation. Management is not aware of any information to estimate a market share of the industry, but is confident that R-Tec Corporation has a very small share of the overall market. Management of R-Tec Corporation primarily relies on it manufacturer's representative to sell it products and services.

Materials for products, such as aluminum, bar stock, plate stock, wire and plastics are provided by several subcontractors who bid to provide supplies according contract specifications. To the best knowledge of Management the required materials are of a generic nature with ample availability from several sources, and therefore there is no dependence on a source of raw materials.

During 1999 R-Tec Corporation had contracts (in different stages of performance) with approximately 43 customers (some had multiple contracts), four of which customers provided in excess of 10% of annual revenues, i.e. 3COM Corporation, Micron System Integration, Palm Computing, Inc., and Performance Design, Inc., for a combined total of 52.2% from the four. Management presently estimates that 2 customers with contracts in process will exceed 10% of estimated revenues in 2000, i.e. Manufacturers Services, SLC Operation, and Exatron. The nature of the "custom parts" engineering business is such that customers producing material revenues generally change from year to year and no dependence on any specific customers develops. Management has a goal that approximately 10% of revenues in 2000 will be from sales of standard products to customers. As the business expands and standard products sales increase, R-Tec corporation's dependence on custom parts contract customers is expected to decrease.

Prior to 1999 R-Tec Corporation did not have any patents or other proprietary property interests. In 1999 it had in application stage two patents, one of which was issued for a "Test Probe Positioning Device, and one of which has been re-applied. The patent issued is #6,064,195 dated May 16, 2000, and will expire on May 15, 2017. The patent is for a self-aligning device for positioning a test probe in a socket of a printed circuit board to be tested.

Neither the products nor services provided by R-Tec Corporation presently require any governmental approval. Management is not currently aware of any existing or probable governmental regulation on any part of the business.

During 1999 R-Tec Corporation did not expend material funds on research and development. Any activity that may be considered as research and development has been only in connection with the performance under a contract with a customer for services and/or products the cost of which has been paid by the customer as part of the contract terms.



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


Item 2.  Management's Discussion and Analysis or Plan of Operation

The consolidated financial statement of R-Tec Holding reflects revenues of $1,026,847 in 1998 resulting in a net income of $40,345, and revenues of $1,296,850 in 1999 with a net loss of $317,094. The net loss in 1999 was largely the result of including in operations acquired in- process research and development costs of $190,000 related to the IntorCorp acquisition, R-Tec Corporation recorded signing bonuses of $50,000 for the executive officers, $50,356 in new facility overhead (compared to $18,006 for 1998), and three additional skilled employees. The new facilities, and additional employees, are part of an investment effort by Management put on new product development to generate revenues from sales of standard products in inventory.

With continued custom contract production and increased emphasis on standard products, as well as additional marketing effort by the Manufacturer Representative, Management is projecting revenues estimated at $2,000,000 for calendar year 2000 and a projected net income in excess of $150,000. The projection is based on the assumption that custom contract work will continue to expand at approximately the same rate as for the past three years, and the addition of standard product sales. The results of operations for the first quarter of 2000 reflects revenues of $359,337 and an operating loss of $103,802 compared to revenues of $549,428 and an operating income of $42,161 for the first quarter of 1999. The first quarter revenues and profits of 1999 were disproportionate as demonstrated by the year end revenues and financial statements. The first quarter of 2000 does not yet reflect the anticipated revenues from contracts in process, and in addition reflects an extraordinary loss in the buy back of a machine product for $50,000. Management anticipates that the second quarter statement will continue with a less than proportionate projected revenue statement, with revenues and profits at the projected level for 2000 becoming evident in the 3rd and 4th quarters of the year.

To realize its goals for 2000, Management has organized the business into three areas of focus:

     a. The first area is custom automation, with a target of several industries. R-Tec Corporation has excelled in this area of custom solutions for its customers. Using 3Com as an example, R-Tec Corporation designed and built approximately 24 automated functional testers that tests the Palm V hand held organizer. These automated testers test all of the functions without operator interaction. Other custom automation include, pick-n-place stations, full robotic work cells, Electrical/Maniacal test stations, table top testers, and full automatic assembly lines. This business is based on contracts and has somewhat of a cyclic model.

     b. The second area of focus includes products R-Tec Corporation makes for OEM and Resale. These products are sold to and are used by more than one customer. Some examples of this type of product are the RS232 converter boxes that are used to translate communication levels. Hewlett Packard and Jabil Circuit, Inc. as well as companies overseas use them. Management is in the process of creating a web site to help in the marketing of these products which, in Management's opinion, will create more opportunities for product development.

     3. The third area of focus is high-tech interconnect devices. R-Tec Corporation presently has one of the very few sources for two technologies, each of which



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


          gives an edge in the industry for high frequency component testing. Management anticipates significant growth and a steady stream of revenues as this area of the business is developed.

The liquidity of R-Tec Corporation has been presently satisfied with the subscription of Series "A" Convertible Preferred stock in the amount of $500,000, of which as of June 26, 2000, $393,650 has been received by the Company, and available institutional loans in the amount of $100,000.

The $100,000 note payable to Clayton and Hastings for the redemption of the 20% common stock is payable when funds are available from earnings.

Description of Property of R-Tec Corporation (Subsidiary)

R-Tec Corporation is a tenant in a single purpose industrial building located at 1471 E. Commercial Avenue, in Meridian, Idaho. The building is owned by H2C2 & Associates, LLC, an Idaho limited liability company (owned by Mr. and Mrs. Hastings and Mr. and Mrs. Clayton, shareholders of R-Tec Corporation) and leased 75% to R-Tec Corporation under a 5 year lease expiring November 30, 2004. The other 25% of the building is leased to R-Tec Machine Tools, Inc., a machine shop (owned 25% by Hastings and 25% by Claytons) see "Certain Relationships and Related Transactions" at page 12. The building was constructed in 1998 according to the applicable commercial building code requirements, on approximately 1.36 acres of land, and includes a parking area of 20 spaces.

R-Tec Corporation office space consists of approximately 1200 square feet, and includes a reception area, conference room, and 6 individual offices. The assembly area consists of approximately 1800 square feet and approximately 1500 square feet of warehouse area. The rent is at the rate of $2,950 per month, subject to Cost of Living Index increases on an annual basis.

R-Tec Corporation owns the furniture and fixtures, office equipment, phone system and all shop equipment free of any liens or obligations, except that it serves as collateral for the line-of-credit when funds are drawn.

R-Tec Holding, Inc. does not have any separate corporate offices, but uses, when required, the offices of R-Tec Corporation for its purposes, without the payment of any rent or other obligation, until such time as independent offices may be required.

Except for the described leasehold interest in the occupied premises by R-Tec Corporation, neither R-Tec Holding, Inc., R-Tec Corporation nor IntorCorp, Inc. has any investments in real estate, nor interests in real estate, real estate mortgages, nor securities of or interests in persons primarily engaged in real estate, activities.

IntorCorp, Inc. is an Idaho corporation owned 50% by R-Tec Corporation and 50% by C.T. Corporation an electrical engineering company. The outstanding common stock of IntorCorp was issued originally to C.T. Corporation and to Biogan International in exchange for their respective interest in the intellectual technology for the IntorCorp Motor. By virtue of the transactions described in
Item 1 hereof, the interest of Biogan International has descended to R- Tec Corporation. The board of directors of IntorCorp is comprised of four members, two from



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


each of C.T. Corporation and two (Gary A. Clayton and Douglas G. Hastings) from R-Tec Corporation, with Mr. Douglas G. Hastings as President. Negotiations are presently in process for a consulting agreement between IntorCorp and C.T. Corporation. IntorCorp has never had assets other than the intellectual technology for the IntorCorp Motor, nor has it conducted any business. It is currently in the development stage. Presently Management of IntorCorp is developing the business plan to raise development funds, interviewing candidates for managing the project of the development and marketing of the IntorCorp Motor.

Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth information regarding the shares of Common Stock of Company and Preferred Stock that is convertible into common stock, that is presently held beneficially by (i) each director of the Company, (ii) all officers and directors as a group, and (iii) each person known by the Company to beneficially own 5% or more of the outstanding shares of the Company's common stock. Share ownership and subscriptions are reflected as of June 26, 2000.

                                                       Amount & Nature
         Name and Address                              of Benef. Owner                 Percent
         of Beneficial Owner                           Common -- Preferred        Common  Preferred
         -------------------                           -------------------        -----------------

         Gary A. Clayton (1)(3)(4)(5)                2,133,399          -0-           25%       -0-
         1471 E. Commercial Ave
         Meridian, Idaho 83642

         Douglas G. Hastings (1)(3)(4)(5)            2,133,398          -0-           25%       -0-
         1471 E. Commercial Ave
         Meridian, Idaho 83642

         Rulon L. Tolman (1)(3)(4)                     490,417      531,638         5.75%     24.92%
         7213 Potomac Drive
         Boise, Idaho 83704

         Robert C. Montgomery (1)(3)                   116,900      106,669         1.37%      5.00%.
         2160 S. Twin Rapid Way
         Boise, Idaho 83709

         George W. Wadsworth (1)(3)(7)                 138,334      153,177         1.62%      7.18%
         214 S. Cole Road
         Boise, Idaho 83709

         John R. Hansen, Jr. (1)(3)                    125,000      135,469         1.46%      6.35%
         1595 S. Lakemoor Way
         Eagle,  Idaho 83616

         L. William Glazier (3)(7)                     525,000          -0-         6.15%       -0-%
         805 W. Cross Street
         Woodland Hills, CA 95695

         Ronald J. Tolman (2)                          561,164 (2)  599,479         6.58%     28.10%
         2326 Bruins Avenue
         Boise, Idaho 83704

All Officers and Directors
as a Group (6 persons)                               5,137,448      926,953        60.20%     43.45%

Total Shares Issued and Outstanding                  8,533,594    2,133,379 (6)(7)





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



     (1) These individuals are the directors and officers of the Company who are shareholders.

     (2) Mr. Ronald J. Tolman owns 377,920 shares of Common Stock and 409,613 shares of Preferred Stock in his own name, and 183,244 shares of Common Stock and 189,659 shares of Preferred Stock are owned of record in the name of his wife, Jacque L. Tolman.

     (3) These shareholders, along with Keith Cline (56,500 shares of Common Stock (00.662%), with a combined share ownership and voting percentage of 73.595% have entered into a voting agreement under which Mssrs. Clayton and Hastings will have the right to nominate 3 of the 5 directors, and the other participants will have the right to nominate 2 of the 5 directors, and the combined ownership would then be voted as a block for the nominated directors.

     (4) These individuals are the present directors of R-Tec Corporation, Inc. with Hastings as president and Clayton as vice-president and secretary.

     (5) These individuals are two of the four directors of IntorCorp, Inc. with Hastings as president.

     (6) If converted to Common Stock at the present conversion ratio, the Preferred Stock would represent 20% of the after-conversion issued and outstanding common stock.

     (7) L. William Glazier subscribed to 452,493 shares of Preferred Stock that has not yet been paid.

Preferred Stock

The Company has amended its Articles of Incorporation to create 2,133,399 shares of Series "A" Convertible Preferred stock, at a no par value $0.23437 per share, all of which was subscribed by eight individuals seven of whom are accounted in the above "Security Ownership of Certain Beneficial Owners and Management". The Description of the rights of the Preferred Stock is set forth in Item 8, Description of Securities.

As of June 26, 2000, the Preferred Stock has been issued as follows:



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


         Date            # Shares           Cash                Subscriber
         ----            --------           ----                ----------
         1/24/00          135,469           $  31,750           John R. Hansen, Jr.

         1/27/00           67,842           $  15,900           George W. Wadsworth*

         1/27/00          189,871           $  44,500           Jacque L. Tolman

         2/3/00            67,841           $  15,900           John Smith*

         2/25/00          409,609           $  96,000           Ronald J. Tolman

         2/25/00          531,638           $ 124,600           Rulon L. Tolman

         4/4/00           106,669           $  25,000           Robert C. Montgomery

         6/26/00           85,335           $  20,000           George W. Wadsworth*

         6/26/00           85,335           $  20,000           John Smith*
                        ---------           ---------
         Totals         1,508,939           $ 353,650

*    Partners in Wadsworth and Smith, Chartered, CPA firm.

Directors, Executive Officers, Promoters and Control Persons of the Company.

                  Name             Age       Position                    Date Appointed
                  -----            ---       --------                    --------------
         Douglas G. Hastings       41        Director, President             Nov. 3, 99

         Gary A. Clayton           41        Director, V-P Engineering       Nov. 3, 99

         Rulon L. Tolman           49        Director, VP Finance            Original

         John R. Hansen, Jr.       70        Director                        Original

         David R. Stewart          46        Director                        Nov. 3, 99

         Robert C. Montgomery      47        Secretary                       Nov. 3, 99

         George W. Wadsworth       54        Treasurer                       Nov. 3, 99

The directors of the Company are elected to serve until the next annual shareholder's meeting or until their respective successors are elected and qualified. Officers hold office until the meeting of the Board of Directors after the next annual shareholders's meeting or until removal by the Board of Directors. There are no arrangements or understandings among the Officers and Directors pursuant to which any of them were elected as Officers and Directors.

Family Relationships: Douglas G. Hastings is married to Rena Clayton Hastings, a sister of Gary A. Clayton. Rulon L. Tolman and Ronald J. Tolman are cousins.

Business Experience of Officers and Directors:

     Douglas G. Hastings, 1471 E. Commercial Ave, Meridian, Idaho 83642. Mr. Hastings received a Micro M.B.A. in May of 1999. Mr. Hastings received special training in Robotics, Machine Vision and software controls. Prior to starting R-Tec Corporation in 1995, Mr. Hastings was employed by Hewlett Packard from 1981 to 1995 specializing in electrical and mechanical tool design and controls.



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


     Gary A. Clayton, 1471 E. Commercial Ave, Meridian, Idaho 83642. Mr. Clayton received a BS degree in Mechanical Engineering from BYU in 1983. He received training in Robotics and Industrial Controls in 1987 (with honors), and a Masters Degree in Mechanical Engineering in 1993 from the University of Utah. Prior to 1995 (when joined R-Tec Corporation), Mr. Clayton was the Engineering Manager for Lynn Industries of Boise, Idaho for a year, and prior thereto was Project Engineer at Thiokol Corporation in Brigham City, Utah, for design, implementation and project management of HVAC system, process equipment, CNC type machine tools, and plant automation.

     Rulon L. Tolman, was appointed Director August , and is currently a Vice President of the Company. Mr. Tolman has been with Mutual of New York since 1978 and has been Account Executive, Field Underwriter and Sales Manager. Previously Mr. Tolman was a Production Supervisor with Boise Cascade Container Division managing 80 employees.

     John R. Hansen, Jr., 12035 Ginger Creek Dr., Boise, Id. 83713. Mr. Hansen received his J.D. degree from UCLA in 1956, and has practiced law from 1957 to 1968 in California and from 1968 to the present in Idaho, primarily in securities and business practice. Mr. Hansen is presently outside counsel to the Company.

     David R. Stewart, 9486 Fairview Ave, Boise, Idaho. Mr. Stewart is a Certified Public Accountant with Stewart, Harding & Co with 20 years experience, and as President of the company for the past 6 years. He obtained his BS degree in Accounting in 1979 from the University of Utah.

     Robert C. Montgomery, is presently Secretary of the Company. He received his JD Degree from the University of Idaho in 1974, and is a member of the bar in Idaho, Oregon and Washington. He was a former adjunct professor of Business Law and Ethics at Boise State University, and has practiced law in Idaho since 1974.

     George W. Wadsworth has been a partner in the accounting firm of Wadsworth and Smith, Chartered, for the past 23 years. He is the treasurer and consulting accountant for the Company.

Executive Compensation.

R-Tec Corporation paid executive compensation for the years ended December 31, 1998 and 1999 to the following, plus an employment agreement signing bonus of $25,000 to each in the calendar year 1999:

       Douglas G. Hastings, President.          $53,175 and 78,912 respectively.

       Gary A. Clayton, Vice President.         $56,100 and 78,912 respectively.

On December 1, 1999, R-Tec entered into five year employment agreements with Douglas G. Hastings to be the CEO and President of R-Tec, and with Gary A. Clayton to be Vice President of Engineering, each with an annual salary of $81,120 with a bonus of $25,000 to be paid during the first year, provided certain goals are attained. In addition, each of the employees will receive the standard benefits package for employees, including medical, sick leave and vacation time. The above employees each have a company automobile.



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


There is no agreement for the payment of any salary or compensation at this time for the directors of R-Tec Corporation, or for the executive officers or directors of the Company. However, the Company anticipates that any out of pocket expenses of directors will be paid, and that directors who are not employed by either the Company or R-Tec Corporation will receive compensation for attendance and other duties performed as directors.

Certain Relationships and Related Transactions.

R-Tec Corporation currently leases 75% of the building it presently occupies at 1471 E. Commercial Ave, Meridian, Idaho 83642 from H2C2 & Associates, LLC, an Idaho limited liability company owned by Mr. and Mrs. Hastings and Mr. and Mrs. Clayton under a five year lease ending November 30, 2004, with an option to extend the lease for an additional five years. The rental rate is $2,950 per month subject to annual Cost of Living Index increases.

The other 25% of the building is presently leased by R-Tec Machine Tools, an Idaho "S" corporation, which is owned 25% by each of Mr. Hastings and 25% by Mr. Clayton. R-Tec frequently contracts machine work to R-Tec Machine Tools at competitive prices, as well as contract work to other machine shops, the selection of which is based on competitive pricing as well as speed of work completion. R-Tec Machine Tools, also contracts work with other manufacturers. Purchases from Machine Tool for 1999 and 1998 were $188,643 and $77,680, respectively. During 1998, R-Tec Corporation purchased equipment which was financed for 100% of the purchase price. The equipment was leased to Machine Tool and the lease payments received in 1999 and 1998 were $20,580 and $33,535, respectively. In 1999, Machine Tool acquired the equipment from R-Tec Corporation by assuming the underlying debt of $138,675 at the time of transfer.

Description of Securities.

The Company presently has two classes of capital stock authorized consisting of 30,000,000 shares of voting Common stock, without par value, and 5,000,000 shares of Preferred Stock, of which 2,133,399 shares have been designated Series "A" Convertible Preferred shares, as hereinafter described, and with authority vested in the board of directors to prescribe the classes, series, and the number of each class or series of the remaining Preferred Stock, and the voting powers, designations, preferences, limitations, restrictions and relative rights of each class or series of Preferred Stock as authorized in ss.30-1-602, Idaho Code.

As of the date of this registration there are issued and outstanding 8,533,594 shares of Common Stock, and, either issued or subscribed, 2,133,399 shares of Series "A" Convertible Preferred stock.

          A.   Common stock:

The holders of the Company's Common Stock are entitled to one vote per share on each matter submitted to vote at any meeting of shareholders. The shares of Common Stock do not have cumulative voting rights in the election of Directors.

Shareholders of the Company have no pre-emptive rights to acquire additional shares of Common Stock or other securities. The Common Stock is not subject to redemption rights and has no subscription or conversions rights. In the event of liquidation of the Company, the share



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of Common Stock are entitled to share equally in corporate assets after satisfaction of all liabilities and after distributions to the preferred stock. All shares of the Common Stock now outstanding are fully paid for and non-assessable.

Dividends:

Holders of Common Stock are entitled to receive such dividends as the Board of Directors may from time to time declare out of funds legally available for the payment of dividends. The Company has never paid a dividend, and the present focus of Management is for growth and expansion of its business through the reinvestment of profits, if any, and does not anticipate that it will pay dividends in the foreseeable future.

Holders of Common Stock:

The number of holders of record of the Company's Common Stock is approximately 776 as reported by the Company's transfer agent. The Common Stock of all holders, except for two (Hastings and Clayton), is currently held in escrow by the transfer agent until either the registration of the Common Stock is effective, or until June 30, 2000, whichever is earlier.

          B.   Series "A" Convertible Preferred stock:

Voting: Series "A" Convertible Preferred shareholders vote at shareholder meetings as if they had converted their stock, provided, if the Company defaulted in its obligation to redeem the stock for two redemption dates, then the Series "A" Convertible Preferred shareholders, as a class, have the right to elect the majority of the directors of the Company.

Dividends:     The Series "A" Convertible Preferred Stock is entitled to an annual income dividend of $0.0222 per share (9%), cumulative if not paid, but does not bear interest. No dividends can be paid on Common Stock unless all dividends are paid on Preferred Stock. If the Corporation pays more than the equivalent rate on the Common
               Stock in any year, then Series "A" Convertible Preferred shareholders participate with the Common Stock proportionately for any additional dividends.

Liquidation:   Series "A" Convertible Preferred Stock get first preference to receive their par value back on liquidation. Then assets are distributed to Common Stock until they get an equivalent amount per share. If any assets are left, the Preferred and Common shares participate proportionately.

Conversion:    Series "A" Convertible Preferred shares convert at their no par value, share for share, for Common Stock, provided, that the conversion price is subject to adjustment on a full ratchet basis for any dilutionary distributions or recapitalization. Preferred shares may be converted up to 5 days before any "redemption date", before any public offering, and any time after three years. They will automatically convert to Common Stock (i) on a vote of 2/3 of the Preferred Stock; (ii) on the closing of a firm commitment of public offering netting to the Corporation $1M or more at a price of $5.00 or more per share.



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Redemption:    At the option of the Series "A" Convertible Preferred Stock holder, starting in January of 2006, the Preferred Stock is to be redeemed 1/3 each year for three years.

There are currently nine shareholders who have either subscribed or have paid for the Preferred Stock. Reference is made to the attached exhibit "Preferred Stock Amendment to the Articles of Incorporation for a more detailed description of the Preferred Stock.

Certain Relationships and Related Transactions

     R-Tec Corporation currently leases 75% of the building it presently occupies at 1471 E. Commercial Ave, Meridian, Idaho 83642 from H2C2 & Associates, LLC, an Idaho limited liability company owned by Mr. and Mrs. Hastings and Mr. and Mrs. Clayton under a five year lease ending November 30, 2004, with an option to extend the lease for an additional five years. The rental rate is $2,950 per month subject to annual Cost of Living Index increases.

     In addition, the other 25% of the building is presently leased by R-Tec Machine Tools, an Idaho "S" corporation, which is owned 25% by each of Mr. Hastings and 25% by Mr. Clayton. R-Tec frequently contracts machine work to R-Tec Machine Tools at competitive prices, as well as contract work to other machine shops, the selection of which is based on competitive pricing as well as speed of work completion.. R-Tec Machine Tools, also contracts work with other manufacturers.

     The Company has machine tooling performed by R-Tec Machine Tool, Inc. which is owned 25% each by Douglas Hastings and Gary Clayton. Purchases from Machine Tool for 1999 and 1998 were $188,643 and $77,680, respectively. During 1998, R-Tec Corporation purchased equipment which was financed for 100% of the purchase price. The equipment was leased to Machine Tool and the lease payments received in 1999 and 1998 were $20,580 and $33,535, respectively. In 1999, Machine Tool acquired the equipment from the Company by assuming the underlying debt of $138,675 at the time of transfer.

Fiscal Year End:

     The Company's fiscal year is December 31.

Transfer Agent:

     The Company's transfer agent is American Securities Transfer & Trust, Inc., 12039 West Alameda Parkway, Lakewood, CO 80228, phone (303) 986-5400 and Fax:
(303) 986-2444. Reports to Shareholders:

     The Company intends to furnish its shareholders with annual reports containing audited financial statements as soon as practicable at the end of each fiscal year. In addition, the Company may, in its discretion, distribute quarterly reports containing unaudited financial statements for each of the first three quarters of each fiscal year.

Market Price of and Dividends on the Registrant's Common Equity and Other Shareholder Matters.

There presently is no market for either the Common Stock or Preferred Stock. Management does


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not anticipate that there will be any dividends payable on the common stock for the forseeable future because all profits, if any, will be used for expansion.

Legal Proceedings.

There are no legal proceedings presently existing or threatened against either the Company or any subsidiary.

Changes in and Disagreements with Accountants.

The principal accountant for the Company is Wadsworth and Smith, Chartered, Certified Public Accountants. The auditor for the Company is Balukoff Lindstrom & Co., PA. There have been no changes nor disagreements with accountants.

Financial Information

Included herewith is the audited consolidated statement of R-Tec Holding, Inc. and Subsidiaries as of December 31, 1999 and 1998, and the reviewed consolidated statements for March 31, 2000 and 1999.

Costs

     The cost of mailing this Information Statement has been or will be borne by the Company. In addition to solicitation by mail, arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send this Information Statement to their principals, and the Company may reimburse them for the costs thereof.

                                            Biogan International, Inc.

                                            By _______/s/_________________
                                            Robert C. Montgomery, Secretary




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